Exhibit 10(s)
                             EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT, made and entered into as of the 9th day of March 1998, by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (hereinafter referred to as "QUAKER"), and JOSEPH W. BAUER (hereinafter referred to as "EXECUTIVE").

                             W I T N E S S E T H:

     WHEREAS, QUAKER wishes to employ EXECUTIVE, and EXECUTIVE wishes to be employed by QUAKER.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. QUAKER agrees to employ EXECUTIVE, and EXECUTIVE agrees to serve as President and Chief Operating Officer of QUAKER. He shall perform all duties consistent with such position as well as any other duties which are assigned to him from time to time by the Board of Directors or Chief Executive Officer of QUAKER. EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devote his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.

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     2.   Except as otherwise provided for in Paragraph 11, the term of
EXECUTIVE's employment shall continue until December 31, 1998 and shall continue for annual calendar year terms thereafter until either party hereto shall have given the other at least ninety (90) days' prior written notice of a desire to terminate this Agreement (and thereby terminate EXECUTIVE's employment with QUAKER) except as otherwise provided under Paragraph 11 below.

     3. QUAKER shall pay to EXECUTIVE and EXECUTIVE shall accept an annual rate of salary as set forth in Exhibit A attached hereto, payable semi-monthly, during the term of this Employment Agreement or any extension or renewal thereof. The rate of salary will be reviewed on an annual basis consistent with QUAKER's then current practice for reviewing officers' salaries and performance.

     4. EXECUTIVE shall participate in such QUAKER Incentive Programs as described and set forth in Exhibit A. The particulars of the Incentive Programs described in Exhibit A may be amended by the Board of Directors at any time as to any matter set forth therein (with the exception of the items covered in Paragraph 5 below) including eligibility to participate in any given QUAKER incentive plan, the level of participation in any QUAKER incentive plan, and the terms and conditions of any QUAKER incentive plan. Any changes to Exhibit A shall not affect any of the other terms and conditions hereof including, without limitation, the provisions of Paragraphs 7 through 9. For the purposes of this Agreement, the term "QUAKER Incentive Program" shall refer to each individual as well as the combined incentive


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programs approved by the Board of Directors.  Revisions to Exhibit A shall become effective upon notification in writing by QUAKER.

     5. (a) With respect to QUAKER's Annual Bonus Plan for the 1998 year only, EXECUTIVE's annual bonus (payable in early 1999) will not be less than $100,000.

          (b) With respect to QUAKER's Long Term Bonus Payment, FY95-FY98, EXECUTIVE will be paid $75,000 in March, 1999, as long as regular participants in the plan qualify for at least a 100% award level.

          (c) With respect to QUAKER's Long-Term Performance Incentive Plan (the "Incentive Plan"), for the 1997-2000 performance award period under the terms and conditions of the Incentive Plan, EXECUTIVE will be granted:

          * Stock options - 30,000 to be issued to EXECUTIVE on the first day of employment -- 14,000 of which shall first become exercisable on the second anniversary of the first day of employment and the remaining 16,000 to first become exercisable on the third anniversary of the first day of employment; in addition, if EXECUTIVE makes a demand for his Termination Pay (as defined hereinafter) pursuant to Paragraph 9(b)(ii), any of the aforementioned 30,000 options not then exercisable shall become immediately exercisable in accordance with the terms of the Incentive Plan.
          * Type of stock option offered - non-qualified stock options.

          * Option price per share - closing price on first day of employment.


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          * Performance incentive units - 11,000 @ $16.9375 (equal to 100% of target value).

For the 1999-2002 performance award period, level of EXECUTIVE's participation will be consistent with his position and the then current program, except that the amount of options granted shall be reduced by 8,000.

          (d) EXECUTIVE shall be entitled to four (4) weeks vacation per year, beginning the calendar year 1998, paid holidays, and such other employee benefits, including, without limitation, life insurance, medical benefits, disability, profit sharing, and retirement benefits as are made generally available to all senior QUAKER salaried officers as a group. In addition, EXECUTIVE will participate in Quaker's Supplemental Retirement Income Program
(SERP) under the plan's standard provisions, except as follows. If EXECUTIVE leaves Quaker prior to age 60 for any reason, other than for termination of employment due to performance (as determined in good faith) during the first two years of employment as specified below, EXECUTIVE's SERP benefit will be payable at age 65. If EXECUTIVE leaves for any reason after age 60, the SERP benefit will be payable the first of the month following EXECUTIVE's last day of active full time employment. If EXECUTIVE leaves during the first two years of employment due to performance (as determined in good faith), EXECUTIVE will not be eligible for benefits under the SERP.

          (e) QUAKER shall reimburse EXECUTIVE for all reasonable expenses incurred by EXECUTIVE on behalf of QUAKER in the course of EXECUTIVE's employment under this Employment Agreement, provided that such expenses shall have been approved by QUAKER in accordance with such expense reimbursement


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procedures as shall be adopted by QUAKER.  In addition, QUAKER shall pay for
EXECUTIVE's country club membership, specifically, initiation fees, regular dues and business related entertainment expenses.

               (f) In addition to the benefits provided under QUAKER's policy, EXECUTIVE will seek to sell his house at his own expense for 120 days from the effective date of this Agreement. If EXECUTIVE has not signed an agreement of sale for his house at the end of such period, QUAKER will buy EXECUTIVE's house, probably through a third party, at its then appraised value. EXECUTIVE can either accept the price, as determined by the appraisal or continue to sell the house himself at his own expense. If QUAKER sells the house, EXECUTIVE will receive any profit realized in excess of QUAKER's costs. Further, EXECUTIVE will be eligible for temporary living expenses for 90 days, as discussed.

     6. In the event of the death of EXECUTIVE while this Employment Agreement is in effect and as to which no notice of termination has been given by EXECUTIVE or, in the case of a Termination for Cause, by QUAKER, QUAKER shall (i) continue to pay a sum of money equal to the salary that would have been paid to him for four months following his death just as if he were living, and (ii) QUAKER shall pay a death benefit equal to his then current annual salary plus $30,000 to be paid in three equal payments, without interest, on the 16-, 28-, and 40-month anniversary of the date of his death. Payments made pursuant to this Paragraph 6 shall be made to the person or persons who may be designated by EXECUTIVE in writing, and, in the event he



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fails to so designate to whom payments shall be made, payments shall be made to EXECUTIVE's personal representatives.

     7. EXECUTIVE acknowledges that information concerning the method and conduct of QUAKER's (and any affiliates') business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of QUAKER's (and any affiliates') manuals, documents, notes, letters, records, and computer programs are QUAKER's (and/or QUAKER's affiliates', as the case may be) trade secrets ("Trade Secrets") and are the sole and exclusive property of QUAKER (and/or QUAKER's affiliates, as the case may be). EXECUTIVE agrees that at no time during or following his employment with QUAKER will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of EXECUTIVE's employment with QUAKER, or at any other time upon QUAKER's request, EXECUTIVE agrees to forthwith surrender to QUAKER any and all materials in his possession or control which include or contain any such Trade Secrets. The words "Trade Secrets" do not include information already known to the public through no act or failure to act on the part of EXECUTIVE, required by law to be disclosed, or which can be clearly shown to have been known by EXECUTIVE prior to the commencement of his employment with QUAKER.


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     8.   EXECUTIVE agrees that during his employment and for a period of one
(1) year thereafter, regardless of the reason for the termination of EXECUTIVE'S employment hereunder, he will not:

          (a) directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder (unless such holdings are less than 5% of the outstanding equity securities of a publicly traded company), officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by QUAKER (or any of its affiliates);

          (b) recruit or solicit any employee of QUAKER or otherwise induce such employee to leave the employ of QUAKER or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; and

          (c) solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for QUAKER) any then or former customer, supplier, or client of QUAKER with the intent of actively engaging in business which would cause competitive harm to QUAKER.

          EXECUTIVE acknowledges and agrees that all of the foregoing restrictions are reasonable as to the period of time and scope. However, if any paragraph, sentence, clause, or other provision is held invalid or unenforceable by a court of competent and relevant jurisdiction, such provision shall be deemed to be modified in a manner consistent with the


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intent of such original provision so as to make it valid and enforceable, and this Agreement and the application of such provision to persons and circumstances other than those with respect to which it would be invalid or unenforceable shall not be affected thereby. EXECUTIVE agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in Paragraph 7 or in this Paragraph 8, QUAKER may suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs or is threatened, in addition to all other remedies available to QUAKER at law or in equity, QUAKER shall be entitled as a matter of right to specific performance of the covenants of QUAKER contained herein by way of temporary or permanent injunctive relief.
In the event of any breach of the restrictive covenant contained in this Paragraph 8, the term of the restrictive covenant specified herein shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

     9. (a) Definitions. For the purposes of this Paragraph 9, the following definitions shall apply and will be used.
               (i) "Act" means the Securities Exchange Act of 1934, as amended:
               (ii) "QUAKER's Common Stock" means shares of Common Stock, $1.00 par value, of QUAKER;
               (iii) "Termination for Cause" means EXECUTIVE's employment with QUAKER shall have been terminated by QUAKER by reason of either:



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                    (1)  The willful and continued failure (following written
notice) by EXECUTIVE to execute his duties under this Employment Agreement; or
                    (2) The willful engaging by EXECUTIVE in a continued course of misconduct which is materially injurious to QUAKER, monetarily or otherwise.
                    EXECUTIVE shall have been given notice thereof from QUAKER's Board of Directors and an opportunity (with counsel) to be heard by said Board of Directors, and the Board of Directors shall have made a reasonable and good faith finding that EXECUTIVE was guilty of the conduct set forth in clause (1) or (2) hereof.
               (iv) "Termination for Good Reason" means EXECUTIVE's employment with QUAKER shall have been terminated by EXECUTIVE by reason of a material change announced or promulgated by QUAKER in the terms, conditions, duties, compensation, or benefits of EXECUTIVE's employment with QUAKER and not agreed to by EXECUTIVE.
          (b) The primary purpose of this Paragraph 9 is to reinforce and encourage the continued dedication and attention of EXECUTIVE to EXECUTIVE's assigned duties under this Employment Agreement without distraction as a result of circumstances which may arise from the possibility of a change of control or an attempt to change the control of QUAKER.
               (i) Upon the occurrence of a "First Event," QUAKER will deposit in an escrow account at CoreStates Bank, N.A. (or such other bank as QUAKER may hereafter designate) (the "Bank") an amount equal to EXECUTIVE's then current annual salary for a twenty four (24) month period ("Termination



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Pay").  A First Event for the purposes of this Agreement shall mean any one of the following events.
                    (1) Shares of QUAKER's Common Stock are acquired (other than directly from QUAKER in exchange for cash or property) by any person (as used in Sections 13 and 14 of the Act) other than a person who is a present Officer or Director of QUAKER, who thereby becomes the beneficial owner (as defined in Rule 13d-3 under the Act) of more than 10% of the issued and outstanding shares of QUAKER's Common Stock.
                    (2) Any person, firm, or corporation (including a shareholder of QUAKER) makes a tender offer or exchange offer for, or a request or invitation for tenders or exchanges of shares of QUAKER's Common Stock.
               (ii) If a "Second Event" shall occur and thereafter (but within three (3) years after date of the occurrence of the First Event) EXECUTIVE's employment with QUAKER shall terminate for a reason other than (1) EXECUTIVE's death, (2) EXECUTIVE's normal retirement for age, (3) EXECUTIVE's physical or mental disability in accordance with prevailing QUAKER policy, (4) by QUAKER as a Termination for Cause, or (5) by EXECUTIVE other than as a Termination for Good Reason, EXECUTIVE may demand that the Bank pay EXECUTIVE the Termination Pay (the "Demand").
                    A "Second Event" for the purposes of this Agreement shall mean any of the following events occurring after a First Event:
                    (1) A new Director of QUAKER is elected in an election in which the acquirer of the shares or the offeror or the requester voted, in


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person or by proxy, and such new Director was not nominated as a candidate in a proxy statement forwarded to shareholders by QUAKER's management prior to the occurrence of the First Event.
                    (2) More than 20% of the issued and outstanding shares of QUAKER's Common Stock are owned by one person (as used in Sections 13 and 14 of the Act) other than a person who is a present Officer or Director of QUAKER.
                    (3) During any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute QUAKER's Board of Directors cease for any reason to constitute at least a majority thereafter, unless the election or the nomination for election by QUAKER's shareholders of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the two (2) year period.
               (iii) After the receipt of the Demand, the Bank will pay EXECUTIVE the Termination Pay in twenty four (24) equal consecutive monthly installments, the first such installment to be paid within thirty (30) days from the date of the demand. EXECUTIVE shall not be required to diminish the amount of any payment to which he is entitled under this subparagraph (b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this subparagraph (b) be reduced by any compensation earned by EXECUTIVE as the result of employment by another employer after the date of termination.
               (iv) QUAKER may withdraw the deposited Termination Pay if three
(3) years elapse from the date of deposit thereof and if no demand has been made. If, prior to the expiration of said three (3) year period, there shall


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occur another First Event, QUAKER will not be required to make an additional deposit of Termination Pay, but the three (3) year period described herein shall be deemed to commence on the date of the occurrence of the last such First Event.
               (v) QUAKER shall pay the usual and customary charges of the Bank for acting as escrow agent. QUAKER will be entitled to the payment of any and all interest and other income earned by the Bank through the investment of the deposited Termination Pay. Said interest shall be paid to QUAKER as earned. The escrow arrangement may be subject to the Bank's usual rules and procedures, and QUAKER will indemnify the Bank against any loss or liability for any action taken by it in good faith as escrow agent.

     10. In the event that QUAKER in its sole discretion and at any time terminates this Agreement with EXECUTIVE (other than for Termination for Cause, death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be equal to but not less than twelve (12) months' salary calculated at EXECUTIVE's then current rate.

     11. Termination. This Employment Agreement also can be terminated (and thereby terminate EXECUTIVE's employment with QUAKER) at any time and without notice by "Termination for Cause" as defined in Paragraph 9 (a) (iii).

     12.  EXECUTIVE represents and warrants to QUAKER that:


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          (a)  there are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and
          (b) his execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

     13. This Employment Agreement contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE's employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws.


     IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its Chairman of the Board, thereunto duly authorized, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, and EXECUTIVE has hereunto set his hand and seal all as of the day and year first above written.

ATTEST:                       QUAKER CHEMICAL CORPORATION
(SEAL)


____________________________       By:________________________________
Karl H. Spaeth                     Ronald J. Naples
Corporate Secretary                Chairman, President, and Chief
                                   Executive Officer


WITNESS:


_____________________________      ____________________________________
                                    Joseph W. Bauer



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                             EMPLOYMENT AGREEMENT

                                  EXHIBIT A

                                           Effective: March 9, 1998

Name of Employee:   Joseph W. Bauer

Address:            4035 Old Southwick
                    Alpharetta, GA 30202

Title:              President and Chief Operating Officer


Annual Rate of
Salary at
Starting Date:      $250,000


Participation in Quaker Incentive Programs

     Annual Bonus Plan (1998)

          Bonus will be based on achieving certain benchmarks, as follows:

          Threshold level     -15% of midpoint
          Target level        -30% of midpoint
          Maximum level       -60% of midpoint

          For the year 1998 only, the Annual Bonus (payable in early 1999) will not be less than $100,000.

     Long-Term Bonus Payment, FY95-FY98

     You will be paid $75,000 in March, 1999, as long as regular participants in the plan qualify for at least a 100% award level.

     Long-Term Performance Incentive Plan, 1997-2000

          * Stock options - 30,000 to be issued to EXECUTIVE on the first day of employment -- 14,000 of which shall first become exercisable on the second anniversary of the first day of employment and the remaining 16,000 to first become exercisable on the third anniversary of the first day of employment; in addition, if EXECUTIVE makes a demand for his Termination Pay (as defined


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            hereinafter) pursuant to Paragraph 9(b)(ii), any of the
            aforementioned 30,000 options not then exercisable shall become immediately exercisable in accordance with the terms of the Incentive Plan.


          * Type of stock option offered - non-qualified stock options.

          * Option price per share - closing price on first day of employment.

          * Performance incentive units - 11,000 @ $16.9375 (equal to 100% of target value).

     For the 1999-2002 performance award period, will participate at an appropriate level in relation to other officers, except that the amount of options granted shall be reduced by 8,000.

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